Exhibit 10.4

2017 VIAD CORP OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNITS AGREEMENT

Effective as of May 18, 2017

Restricted Stock Units (“Units”) are hereby awarded by Viad Corp (“Corporation”), a Delaware corporation, effective ___________, 20__, to ___________ (“Employee”) in accordance with the following terms and conditions:

1.Unit Award.  The Corporation hereby awards the Employee ________ Units pursuant to the 2017 Viad Corp Omnibus Incentive Plan (Plan), subject to the terms, conditions, and restrictions of such Plan and as hereinafter set forth.

2.Restrictions on Transfer and Restriction Period.

(a)During the period commencing on the effective date hereof (“Commencement Date”) and terminating 3 years thereafter (“Restriction Period”), the Units may not be sold, assigned, transferred, pledged, or otherwise encumbered by the Employee, except as hereinafter provided.  The Restriction Period shall lapse and full ownership of Units will vest at the end of the Restriction Period, subject to forfeiture and repayment pursuant to paragraph 4.

(b)The Board of Directors (“Board”) shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any Units, prior to the expiration of the Restriction Period with respect thereto, or to remove any or all of such restrictions, whenever the Board may determine that such action is appropriate by reason of change in applicable tax or other law, or other change in circumstances.

3.  Restrictive Covenants.  Unless a Change of Control (as defined in the Plan) shall have occurred after the date hereof, in order to better protect the goodwill of the Corporation and its Affiliates and to prevent the disclosure of the Corporation's or its Affiliates' trade secrets and confidential information and thereby help insure the long-term success of the business, Employee, without prior written consent of the Corporation, will not engage in certain conduct as outlined in this paragraph 3:

(a)Non-Competition.  During Employee’s employment with the Corporation or any of its Affiliates, and for a period of eighteen (18) months following termination of Employee’s employment with the Corporation or any of its Affiliates, Employee will not engage in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, agent, consultant, owner of more than five (5) percent of any enterprise or otherwise, in connection with the manufacture, development, advertising, promotion, design, or sale of any service or product which is the same as or similar to or competitive with any services or products of the Corporation or its Affiliates (including both existing services or products as well as services or products known to the Employee, as a consequence of Employee's employment with the Corporation or one of its Affiliates, to be in development):

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(i)with respect to which Employee's work has been directly concerned at any time during the two (2) years preceding termination of employment with the Corporation or one of its Affiliates, or

(ii)with respect to which during that period of time Employee, as a consequence of Employee's job performance and duties, acquired knowledge of trade secrets or other confidential information of the Corporation or its Affiliates.  For purposes of the provisions of paragraph 3(a), it shall be conclusively presumed that Employee has knowledge of information he or she was directly exposed to through actual receipt or review of memos or documents containing such information, or through actual attendance at meetings at which such information was discussed or disclosed.

(b) Non-Solicitation of Customers.  During Employee’s employment with the Corporation or any of its affiliates, and for a period of eighteen (18) months following termination of Employee’s employment with the Corporation, Employee will not on behalf of any Competitor, solicit business from any Client of the Corporation that Employee serviced during Employee’s employment with the Corporation (the “Restricted Clients”).  “Client” means any individual, person, business or entity that has consumed, obtained, retained and/or purchased any services or products offered or sold by the Corporation or any of its Affiliates during Employee’s employment, and any individual, person, business or entity or that has been solicited by Employee to consume, obtain, retain or purchase the services or products offered or sold by the Corporation or any of its affiliates.  “Competitor” means any person or organization engaged (or about to become engaged) in research, development, marketing, selling, or servicing with respect to any product or service which is the same as, similar to, or competes with any product, process or service of the Corporation or its Affiliates (including both existing services or products as well as services or products known to the Employee, as a consequence of Employee's employment with the Corporation or one of its Affiliates, to be in development).

(c)Non-Solicitation of Employees.  During Employee’s employment with the Corporation and for eighteen (18) months immediately following termination of such employment for any reason, Employee will not, on behalf of himself or herself, or on behalf of any other person, firm, corporation, or entity, directly or indirectly (a) solicit for employment, or otherwise seek to employ, retain, divert or take away any of the agents, representatives or employees of the Corporation with whom Employee had contact or about whom Employee had access to information in the course of Employee’s employment with the Corporation, (b) or in any other way assist or facilitate any such employment, solicitation or retention effort.

(d)Remedies.  Employee understands and agrees that the Corporation’s remedy for violation of the restrictions contained in paragraphs 3(a), 3(b) and/or 3(c) above is not limited to a requirement that Employee repay any awards granted to Employee under the Plan.  Rather, in the event Employee breaches the terms of the restrictive covenants contained in paragraphs 3(a), 3(b) and/or 3(c) above, the Corporation will be entitled to seek and obtain any or all of the following remedies against Employee:

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(i)Injunctive Relief.  In the event that Employee breaches, or the Corporation reasonably believes that Employee is about to breach, any of the covenants of paragraphs 3(a), 3(b) and/or 3(c) above, Employee recognizes that the Corporation will suffer immediate and irreparable harm and that money damages alone will not be adequate to compensate the Corporation or its Affiliates.  Accordingly, Employee agrees that the Corporation will be entitled to temporary, preliminary and/or permanent injunctive relief enforcing the terms of paragraphs 3(a), 3(b) and/or 3(c) above.

(ii)Damages.  In the event that Employee breaches any of the covenants of paragraphs 3(a), 3(b) and/or 3(c) above, Employee agrees that the Corporation will be entitled to compensatory damages in an amount necessary to compensate the Corporation for any harm that is not adequately redressed or prevented by injunctive relief.

(iii)Forfeiture and Repayment.  In the event Employee breaches any of the covenants of paragraphs 3(a), 3(b) and/or 3(c) above, Employee agrees and understands that the Corporation may require Employee to repay certain awards that have been granted under the Plan, as is more fully set forth in paragraph 4 below.

(e)Governing Law.   The restrictions set forth in provisions of paragraph 3 will be governed by, construed, interpreted, and their validity determined, under the law of the State of Delaware.

4.Forfeiture and Repayment Provisions.

(a)Termination of Employment.  Except as provided in this paragraph 4(a) and in paragraph 8 below, or as otherwise may be determined by the Board, if the Employee ceases to be an Employee of the Corporation or any of its Affiliates (as defined in the Plan) for any reason, all Units which at the time of such termination of employment are subject to the restrictions imposed by paragraph 2 above shall upon such termination of employment be forfeited and returned to the Corporation.  Except as otherwise specifically determined by the Human Resources Committee in its absolute discretion on a case by case basis, if twelve or more months have passed since the Commencement Date and (i) the Employee is terminated by the Corporation or any of its Affiliates for any reason (other than for Cause, as defined below, or for failure to meet performance expectations, as determined by the Chief Executive Officer of the Corporation), or (ii) the Employee ceases to be an employee of the Corporation or any of its Affiliates by reason of death or total or partial disability, or (iii) the Employee ceases to be an employee of the Corporation or any of its Affiliates by reason of normal or early retirement, then full ownership of the Units will occur to the extent not previously earned, upon lapse of the Restriction Period as set forth in paragraph 2 above, and dividends equivalents will be paid through such period, in each case on a pro-rata basis, calculated based on the percentage of time such Employee was employed by the Corporation or any of its Affiliates from the Commencement Date through the date the Employee ceases to be an employee of the Corporation or any of its Affiliates; provided in every case, that Employee, upon request of the Corporation, shall execute a Separation Agreement and Release in connection with termination of his or her employment, such agreement to be in form and substance satisfactory to the Corporation in its absolute discretion.  As used herein, the term "Cause" means (1) the

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conviction of a participant for committing a felony under federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling a participant's employment duties or (3) willful and deliberate failure on the part of a participant to perform his employment duties in any material respect, or such other events as will be determined by the Committee.  The Committee will have the sole discretion to determine whether “Cause” exists, and its determination will be final.

Notwithstanding anything to the contrary herein, no vesting or ownership of Units shall occur following termination of employment for any reason unless Employee, upon request of the Corporation, shall execute a Separation Agreement and Release in connection with such termination of employment, such agreement to be in form and substance satisfactory to the Corporation in its absolute discretion.

(b)Violations of Paragraph 3(a), 3(b) and/or 3(c).

(i)In addition to any other remedy at law or in equity, all Units subject to the restrictions imposed by paragraph 2 above shall be forfeited and returned to the Corporation, if Employee engages in any conduct agreed to be avoided pursuant to the provisions of paragraph 3(a), 3(b) and/or 3(c) at any time within eighteen (18) months following the date of Employee's termination of employment with the Corporation or any of its Affiliates.

(ii)  In addition to any other remedy, at law or in equity, if, at any time within eighteen (18) months following the date of Employee's termination of employment with the Corporation or any of its Affiliates, Employee engages in any conduct agreed to be avoided pursuant to the provisions of paragraph 3(a), 3(b) and/or 3(c), then all payments (without regard to tax effects) received directly or indirectly by Employee with respect to the Units which vest during the two (2) year period prior to Employee's termination from employment shall be paid by Employee to the Corporation.  Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation hereunder.

(c)Misconduct.  Unless a Change of Control shall have occurred after the date hereof:

(i)All payments (without regard to tax effects) received directly or indirectly by Employee with respect to the Units shall be paid by Employee to the Corporation, if the Corporation reasonably determines that during Employee's employment with the Corporation or any of its Affiliates:

(1)   Employee knowingly or grossly negligently engaged in misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material violation of any code of ethics of the Corporation applicable to Employee or of the Always Honest compliance program or similar program of the Corporation; or

(2)   Employee was aware of and failed to report, as required by any code of ethics of the Corporation applicable to Employee or by the Always Honest

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compliance program or similar program of the Corporation, misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material knowing violation of any code of ethics of the Corporation applicable to Employee or of the Always Honest compliance program or similar program of the Corporation.

(ii)Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation under this paragraph 4(c).

(d)Acts Contrary to Corporation.  Unless a Change of Control shall have occurred after the date hereof, if the Corporation reasonably determines that at any time within two (2) years after the lapse of the Restriction Period Employee has acted significantly contrary to the best interests of the Corporation, including, but not limited to, any direct or indirect intentional disparagement of the Corporation, then all payments (without regard to tax effects) received directly or indirectly by Employee with respect to the Units which vest during the two (2) year period prior to the Corporation's determination shall be paid by Employee to the Corporation.  Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation under this paragraph 4(d).

(e)The Corporation’s reasonable determination required under paragraphs 4(c)(i) and 4(d) above shall be made by the Human Resources Committee of the Corporation’s Board of Directors, in the case of executive officers of the Corporation, and by the Chief Executive Officer of the Corporation, in the case of all other officers and employees.

5.  Employee's Rights.  Except as otherwise provided herein, the Employee, as owner of the Units, shall have rights which are equivalent in all material respects to rights granted to a holder of Restricted Stock of the Corporation, except that the Units will not have voting or other rights uniquely associated with common stock, and the Employee will receive dividend equivalents rather than dividends.

6.  Expiration of Restriction Period.

(a)Upon the lapse or expiration of the Restriction Period with respect to any Units, the Corporation shall promptly pay Employee the cash value of such units, such value to be calculated on the basis of the value of Viad common stock on the date that the Restriction Period lapses or expires (reduced to the extent provided in paragraph 4(a) in the event of early or normal retirement).

(b)To the extent permissible under applicable tax, securities, and other laws, the Corporation will permit Employee to satisfy a tax withholding requirement by directing the Corporation to apply Units to which Employee is entitled as a result of termination of the Restricted Period with respect to any Units of Restricted Stock, in such manner as the Corporation shall choose in its discretion to satisfy such requirement.

7.  Adjustments for Changes in Capitalization of Corporation.  In the event of a change in the Common Stock through stock dividends, stock splits, recapitalization or other changes

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in the corporate structure of the Corporation during the Restriction Period, the number of Units subject to restrictions as set forth herein shall be appropriately adjusted and the determination of the Board of Directors of the Corporation as to any such adjustments shall be final, conclusive and binding upon the Employee.  Any Units or other securities received, as a result of the foregoing, by the Employee with respect to Units subject to the restrictions contained in paragraph 2 above also shall be subject to such restrictions.

8.  Effect of Change in Control.  In the event of a Change in Control (as defined in the Plan), the Restriction Period shall lapse and the Units shall be free of all restrictions and become fully vested and transferable to the full extent of the original grant.

9.  Plan and Plan Interpretations as Controlling.  The Units hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. The Plan provides that the Human Resources Committee of the Corporation’s Board of Directors may from time to time make changes therein, interpret it and establish regulations for the administration thereof.  The Employee, by acceptance of this Agreement, agrees to be bound by said Plan and such Committee actions.

10.Compliance with Law.  Units may not be issued hereunder, or delivered or redelivered, whenever such issuance, delivery or redelivery would be contrary to law or the regulations of any governmental authority having jurisdiction.

11.Compliance with or exemption from Code Section 409A. Notwithstanding any other term of this Agreement to the contrary, this Agreement is intended to satisfy or otherwise be exempt from the requirements of Section 409A. To the extent that any payment pursuant to this Agreement is or becomes subject to Section 409A of the Internal Revenue Code it shall be paid in accordance with the requirements of Section 409A and no deferral or acceleration of payment inconsistent with Section 409A shall be permitted. Any payment subject to Section 409A due to a separation from service shall be delayed for a six month period if payable to a “Key Employee” (as defined below). Payments made upon lapse of a substantial risk of forfeiture herein shall be made within the two and one-half month period following the taxable year of the Corporation in which the amount was no longer subject to a substantial risk of forfeiture and an Employee shall have no ability to designate the taxable year of payment. Payments made due to a Change in Control shall be made within 30 days of the Change in Control and the Employee shall have no discretion to designate the taxable year of receipt. To the extent that any provision of this Agreement fails to satisfy the requirements of, or be exempt from Section 409A, the provision shall be automatically modified in a manner that, in the good faith opinion of the Corporation, brings the provision into compliance with Section 409A while preserving as closely as possible the original intent of this Agreement. “Key Employee” means an Executive considered a key employee for the 12-month period commencing on April 1st of the year following the 12-month period ending on December 31st of the preceding year during which the Executive met the requirements of Internal Revenue Code Section 416 as applied under Section 409A.

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(signature page follows)

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IN WITNESS WHEREOF, the parties have caused this Restricted Stock Units Agreement to be duly executed.

Dated: ___________, 20__	VIAD CORP

By:

ATTEST:

This Restricted Stock Units Agreement shall be effective only upon execution by Employee and delivery to and receipt by the Corporation.

ACCEPTED:

Employee

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